                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549


                                   FORM 8-K/A
                                 AMENDMENT NO.1
                        (AMENDING ITEM 7 (a), (b) and (c)

                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): May 13, 1999

                           ARI NETWORK SERVICES, INC.
             (Exact name of registrant as specified in its charter)



   Wisconsin                        0-19608                      39-1388360
 --------------                  ------------                 --------------
(State or other                  (Commission                  (IRS Employer
jurisdiction of                  File Number)                 Identification
 incorporation)                                                    No.)



        330 E. Kilbourn Avenue                                      53202
         Milwaukee, Wisconsin                                    ----------
 -------------------------------------                           (Zip Code)
(Address of principal executive office)





       Registrant's telephone number, including area code: (414) 278-7676

This Amendment No. 1 supplements the Current Report on Form 8-K filed on May 28, 1999 (the "Form 8-K") by ARI Network Services, Inc. (the "Company") relating to the acquisition of Network Dynamics, Inc. ("NDI"). At the time of filing the Form 8-K, it was impracticable for the Company to provide the financial statements of NDI and pro forma financial information required by Item 7(a) and
(b).

Item 7.    Financial Statements, Pro Forma Financial Information and Exhibits

           (a)     1)  Audited Financial Statements of NDI as of and for the
                       year ended December 31, 1998 and

                   2) Unaudited Condensed Comparative Balance Sheets as of March 31, 1999 and December 31, 1998 and Statements of Operations and Cash Flows for the three months ended March 31, 1999 and 1998 of NDI.

           (b)     Pro Forma Financial Information.

                   Included in this Report are the following pro forma financial statements of ARI Network Services, Inc.:

                       1) ARI Network Services, Inc. unaudited Pro Forma Condensed Balance Sheet as of April 30, 1999.

                       2) ARI Network Services, Inc. unaudited Pro Forma Condensed Statements of Operations for the year ended July 31, 1998 and the nine months ended April 30, 1999.

                       3) ARI Network Services, Inc. unaudited Notes to Pro Forma Condensed Financial Statements.

ITEM 7 (a)(1)




                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY



                        Consolidated Financial Statements

                                December 31, 1998

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY


                                Table of Contents



                                                                   Page
                                                                   ----

         Independent Auditors' Report                                2






                                     EXHIBIT
A        Consolidated Balance Sheet                                 3-4
B        Consolidated Statement of Operations                        5
C        Consolidated Statement of Shareholders' Deficit             6
D        Consolidated Statement of Cash Flows                        7

         Notes to Consolidated Financial Statements                8-16

INDEPENDENT AUDITOR'S REPORT


Network Dynamics, Inc.
Williamsburg, Virginia:

         We have audited the accompanying consolidated balance sheet of Network Dynamics, Inc. and subsidiary as of December 31, 1998, and the related consolidated statements of operations, shareholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

         We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Network Dynamics, Inc. and subsidiary as of December 31, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

         The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As shown in the consolidated financial statements, the Company incurred a net loss of $844,263 during the year ended December 31, 1998, and as of that date, had a working capital deficiency of $2,909,810 and a net worth deficiency of $2,771,851. As described more fully in notes 3 and 9 to the consolidated financial statements, the Company is in default on its loan agreements with a bank and in arrears on accounts with certain vendor creditors which, among other things cause the balances to become due on demand. The Company is not aware of any alternate sources of capital to meet such demands, if made. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                  Keiter, Stephens, Hurst, Gary & Shreaves, P.C.
March 31, 1999


                                 (Report page 2)

                                                                       Exhibit A

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY


                           Consolidated Balance Sheet
                                December 31, 1998


                                                                  Assets
                                                                  ------
Current assets:
     Cash and cash equivalents                                $      114 970
     Restricted cash                                                  86 369
     Trade receivables                                               205 507
     Other current assets                                              2 803
                                                              --------------
          Total current assets                                       409 649
                                                              --------------
Property and equipment:
     Computer equipment                                              337 676
     Office furniture and equipment                                  118 713
                                                              --------------
                                                                     456 389
     Less accumulated depreciation and amortization            (     252 996)
                                                              --------------
          Net property and equipment                                 203 393
                                                              --------------


                  Total assets                                $      613 042
                                                              ==============



See accompanying notes to consolidated financial statements.








                                 (Report page 3)

                                                                       Exhibit A

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY


                           Consolidated Balance Sheet
                                December 31, 1998

     Liabilities and Shareholders' Deficit

Current liabilities:
     Notes payable                                                    $       539 536
     Current portion of notes payable to shareholders                          44 500
     Current portion of capital lease obligations                              92 288
     Due to related parties                                                   118 296
     Accounts payable                                                         521 752
     Deferred revenue                                                       1 264 001
     Accrued wages and commissions                                            264 077
     Payroll taxes withheld and accrued                                       401 103
     Other accrued expenses                                                    73 906
                                                                      ---------------

          Total current liabilities                                         3 319 459

Long-term liabilities:
     Notes payable to shareholders, less current portion                       28 377
     Capital lease obligations, less current portion                           37 057
                                                                      ---------------

          Total liabilities                                                 3 384 893
                                                                      ---------------

Commitments and contingencies

Shareholders' deficit:
     Common stock, no par value per share, 25,000,000 shares
      authorized, 13,342,280 shares issued and outstanding                    216 814
     Accumulated deficit                                                (   2 988 665)
                                                                      ---------------

          Total shareholders' deficit                                   (   2 771 851)
                                                                      ---------------

                  Total liabilities and shareholders' deficit         $       613 042
                                                                      ===============





See accompanying notes to consolidated financial statements.


                                 (Report page 4)

                                                                       Exhibit B

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY


                      Consolidated Statement of Operations
                          Year ended December 31, 1998

Revenues                                                       $    2 751 057
Cost of revenues                                                    1 113 295
                                                               ---------------

     Gross profit                                                   1 637 762

Selling, general and administrative expenses                        2 296 832
                                                               ---------------
     Loss from operations                                       (     659 070)
                                                               ---------------

Other income (expense):
     Receivable factoring fees                                  (      42 138)
     Interest expense                                           (     161 302)
     Interest income                                                    3 556
     Other income                                                      14 691
                                                               ---------------

         Total other expense                                    (     185 193)
                                                               ---------------
                  Net loss                                     $(     844 263)
                                                               ===============




See accompanying notes to consolidated financial statements.









                                 (Report page 5)

                                                                       Exhibit C

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY

                 Consolidated Statement of Shareholders' Deficit
                          Year ended December 31, 1998



                                    Common Stock               Accumulated    Unearned
                                  Shares       Amount            Deficit    Compensation        Total
                                  -------      -------          --------    -------------       -----
December 31, 1997              13 337 280    $ 211 814        $( 2 144 402)  $( 10 000)    $( 1 942 588)

     Common stock issued            5 000        5 000                 -           -              5 000

     Amortization of unearned
     compensation                      -            -                  -        10 000           10 000

     Net loss                          -            -          (   844 263)        -        (   844 263)
                               ----------    ---------        ------------   ---------     ------------
December 31, 1998              13 342 280    $ 216 814        $( 2 988 665)  $     -       $( 2 771 851)
                               ==========    =========        ============   =========     ============






          See accompanying notes to consolidated financial statements.





                                 (Report page 6)

                                                                       Exhibit D

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY

                      Consolidated Statement of Cash Flows
                          Year ended December 31, 1998

Operating activities:
     Net loss                                                                                      $(     844 263)
                                                                                                   ----------------
     Adjustments to reconcile net loss to net cash provided by operating activities:
          Depreciation and amortization                                                                   117 995
          Increase (decrease) in cash from:
              Accounts receivable                                                                   (     181 610)
              Other current assets                                                                  (       2 803)
              Accounts payable and accrued expenses                                                       707 138
              Deferred revenue                                                                            423 007
                                                                                                   ----------------
                  Total adjustments                                                                     1 063 727
                                                                                                   ----------------
                  Net cash provided by operating activities                                               219 464
                                                                                                   ----------------
Investing activities:
     Acquisition of property and equipment                                                          (      30 856)
     Proceeds from shareholders' loans - net                                                                  877
                                                                                                   ----------------
                  Net cash used in investing activities                                             (      29 979)
                                                                                                   ----------------
Financing activities:
     Proceeds from notes payable                                                                           50 733
     Principal payments on notes payable                                                            (     154 914)
     Principal payments on capital lease obligations                                                (      95 575)
     Proceeds from sale of common stock                                                                     5 000
                                                                                                   ----------------
                  Net cash used in financing activities                                             (     194 756)
                                                                                                   ----------------
Net decrease in cash and cash equivalents                                                           (       5 271)

Cash and cash equivalents, beginning of year                                                              206 610
                                                                                                   ----------------
Cash and cash equivalents, end of year                                                             $      201 339
                                                                                                   ================

Supplemental disclosure of cash flow information:
     Cash paid for interest                                                                        $      113 061
                                                                                                   ================

          See accompanying notes to consolidated financial statements.


                                 (Report page 7)

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY


                   Notes to Consolidated Financial Statements


(1)      Description of business and significant accounting policies:

         (a)      Organization:

                  Network Dynamics, Inc. and Subsidiary ("the Company") is in the business of providing electronic catalog creation and viewing software and services to several vertical markets within the United States and European manufactured equipment industry ("the Equipment Industry"). The Company is located in Williamsburg, Virginia and substantially all of its sales are to nationally- and internationally-based concerns in the Equipment Industry.

         (b)      Consolidation:

                  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Part Smart Europe BV. All material intercompany transactions have been eliminated in consolidation.

         (c)      Cash and cash equivalents:

                  For purposes of the consolidated statement of cash flows, the Company considers all instruments with an original maturity of three months or less to be cash equivalents.

         (d)      Revenue recognition:

                  Dealer subscriptions revenue is recognized over the period of the subscription. Revenue from bulk licensing arrangements is recognized immediately except for the portion determined to be for post contract support, which is recognized over the period of the license agreement. Each bulk license agreement is evaluated for the amount of post contract support that is estimated to be required over the period of the license and a portion of the revenue from the license is deferred based on this estimate.

                  Revenue from data conversion projects is recognized on the percentage-of-completion method in accordance with ARB No. 45 using the relevant guidance in Statement of Position 81-1.







                                 (Report page 8)

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY



              Notes to Consolidated Financial Statements, Continued


(1)      Description of business and significant accounting policies, continued:

         (d)      Revenue recognition, continued:

                  Revenue from annual or periodic maintenance fees is recognized over the period the maintenance is provided.

         (e)      Accounts receivable:

                  The Company uses the reserve method of accounting for bad debts for financial statement purposes.

                  Pursuant to a factoring agreement, the Company factors a portion of its receivables, which are assigned on a pre-approved, recourse basis to a bank. The factoring charge amounts to 3.4% of the receivables assigned. The Company's obligations to the bank are collateralized by the factored accounts receivable and personal endorsement of one of the majority shareholders. The bank reserves a portion of the factored receivables and holds it in an interest bearing account. The cash reserve amounted to $86,369 at December 31, 1998.

         (f)      Property and equipment:

                  Property and equipment is stated at cost. Depreciation and amortization are computed under the straight-line method for financial reporting purposes and under accelerated methods for income tax purposes. Depreciation and amortization have been provided over the estimated useful lives of the assets as follows:

                                                                 Years
                                                                 -----

                     Computer equipment                             3
                     Office furniture and equipment                5-7

         (g)      Income taxes:

                  The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No.
                  109), "Accounting for Income Taxes". SFAS No. 109 is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases, and for operating loss and tax credit carryforwards. In estimating future tax consequences, SFAS No. 109 generally considers all expected future events other than the enactment of changes in tax laws or rates. A valuation allowance is recorded if it is "more likely than not" that some portion or all of a deferred tax asset will not be realized.



                                 (Report page 9)

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY



              Notes to Consolidated Financial Statements, Continued


(1) Description of business and significant accounting policies, continued:

         (h)      Use of estimates:

                  The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

        (i)       Credit risks:

                  The Company maintains its cash in several financial institutions. The balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1998, cash in one financial institution exceeded this amount.

                  Concentration of credit risk with respect to accounts receivable is limited due to the number and diversity of customers comprising the Company's customer base. During 1998, one customer comprised approximately 19.8% of the Company's sales. The Company maintains reserves for potential credit losses. Historically, such losses, in the aggregate, have not exceeded the reserve.

         (j)      Software development costs:

                  Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed", requires the capitalization of certain software development costs incurred subsequent to the date technological feasibility is established and prior to the date the product is generally available for sale. The capitalized cost is then amortized over the estimated product life. The Company defines technological feasibility as being attained at the time a working model is completed. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

         (k)      Advertising costs:

                  Advertising costs are expensed as incurred and included in operating expenses. Advertising costs amounted to approximately $13,000 for the year ended December 31, 1998.




                                (Report page 10)

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY





              Notes to Consolidated Financial Statements, Continued


(1) Description of business and significant accounting policies, continued:

         (l)      Foreign currency translation:

                  Financial statements of Part Smart Europe BV are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Where the local currency is the functional currency, translation adjustments are recorded as a separate component of shareholders' equity (deficit). During 1998, foreign currency translation adjustments were not material.

         (m)      Stock-based compensation:

                  The Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation" in October 1995. SFAS 123 encourages companies to adopt a fair value approach to valuing stock options that would require compensation cost to be recognized based on the fair value of stock options granted. The Company has elected, as permitted by the standard, to follow its intrinsic value-based method of accounting for stock options consistent with Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock issued to Employees." Under the intrinsic method, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the measurement date over the exercise price.

(2)      Accounts receivable:

         Accounts receivable consists of the following at December 31, 1998:


                  Receivables                              $     578 653
                  Receivables factored                       (   338 146)
                  Allowance for doubtful accounts            (    35 000)
                                                           -------------

                                                           $     205 507
                                                           =============


(3)      Notes payable:

         Notes payable at December 31, 1998 consist of term loans and a demand note payable to a bank in the aggregate amount of $539,536. The interest rate for all loans is 9.75%, and they are secured by substantially all assets of the Company, the pledge of the two majority shareholders' stock in the Company and personal endorsement of the two majority shareholders.


                                (Report page 11)

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY



              Notes to Consolidated Financial Statements, Continued

(3)      Notes payable, continued:

         During 1998, the Company defaulted on the terms of these loan agreements. On November 13, 1998, the Company negotiated a new loan modification and security agreement. Under the terms of the new agreement, no payments on the loans shall be due for 150 days from the execution of the agreement. At the end of the 150 day period, the loans shall be repaid in full. In the event that the Company is unable to repay the loans in full within the 150 day period, the Company is to begin making payments of interest only for a period of 150 days. At any time, the bank may call one or more of the loans and, as such, the loans have been classified as a current liability in the accompanying consolidated balance sheet (Note 9).

         Interest expense for 1998 amounted to $161,302, of which $61,533 related to bank debt, $40,138 related to capitalized lease obligations, $41,071 related to notes payable from related parties and $18,560 related to vendor and payroll tax payables.

(4)      Capital and operating leases:

         Property held under capital leases, included with owned property on the consolidated balance sheet at December 31, consists of the following:

                  Computer equipment                                                                $     260 600
                  Office furniture and equipment                                                          118 713
                                                                                                    -------------
                                                                                                          379 313
                  Less:  accumulated amortization                                                    (    226 187)
                                                                                                    -------------
                           Computer and office equipment under capital leases, net                  $     153 126
                                                                                                    =============

         Capital lease obligations at December 31, consist of the following:

                  Non-cancelable equipment leases expiring through December,
                  2000, payable in monthly installments aggregating $10,340
                  including imputed interest at various rates ranging from
                  12.70% to 30.47%, secured by certain computer and office
                  equipment.                                                                        $     129 345

                  Less:  current portion of capital lease obligations
                                                                                                     (     92 288)
                                                                                                    -------------

                  Long-term capital lease obligations, net
                                                                                                    $      37 057
                                                                                                    =============


         The Company leases office space for its two locations in Williamsburg, Virginia. One lease is on a month-to-month basis and amounts to $2,250 per month. The other lease is a non-cancelable operating lease. The Company also leases office space and equipment for its Netherlands location on a month-to-month basis. Total rental expense for the operating leases was $113,626 in 1998.


                                (Report page 12)

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY


              Notes to Consolidated Financial Statements, Continued


(4)      Capital and operating leases, continued:

         Minimum lease payments under remaining non-cancelable capital and operating leases are as follows:


                                                                              Capital         Operating
                        Year Ending December 31,                               Leases            Leases
                        ------------------------                               ------            ------
                                  1999                                    $    112 234      $       37 162
                                  2000                                          39 164              38 647
                                  2001                                               -              40 194
                                  2002                                               -              38 190
                                                                          ------------      --------------
                         Total minimum lease payments                          151 398      $      154 193
                                                                                            ==============

                         Less:  interest imputed at various rates           (   22 053)
                                                                          ------------
                         Present value of minimum
                          capital lease payments                          $    129 345
                                                                          ============


(5)      Related party transactions:

         As of December 31, 1998, the Company has notes and accounts payable to various officers and an employee of the Company who are also shareholders of the Company. These payables are primarily for reimbursement of Company expenses and commissions earned. The notes payable to shareholders are generally interest bearing at rates ranging from 10% to 12.5%. The following is a summary of the related party transactions and balances.

                  Related party balances:
                      Notes payable                             $    72 877
                      Accrued interest expense                        3 206
                      Due to related parties                        118 296
                  Related party transactions:
                      Interest expense                               41 071
                      Commissions expense                            42 907









                                (Report page 13)

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY


              Notes to Consolidated Financial Statements, Continued


(6)      Shareholders' equity:

         Stock incentive plan:

         During 1997, the Company adopted a stock incentive plan in which various types of incentives may be granted. These incentives include stock awards, stock options, and stock appreciation rights. At the sole discretion of the Stock Option Committee, which is appointed by the Board of Directors, stock incentives may be granted to any employee, director, officer, consultant, agent, advisor or independent contractor of the Company; provided that only employees of the Company are eligible for stock options. The Stock Option Committee also determines when an incentive vests and expires. 571,428 shares of common stock have been reserved for the plan.

         Stock options may be Incentive Stock Options ("ISO") or Non-statutory Stock Options. The exercise price of Incentive Stock Options shall be the fair market value of such shares on the date of grant provided that if an ISO is granted to a participant who, at the time of the grant, is a ten percent shareholder, then the exercise price shall not be less than 110% of the fair market value of such shares on the date of the grant. The exercise price of shares covered by a Non-statutory Stock Option shall not be less than 85% of the fair market value of such shares on the date of the grant.

         During 1997, an employee was granted a $25,000 stock option as a performance bonus. The stock option vested $15,000 as of the date of the agreement and $10,000 in May, 1998 and has not been exercised as of December 31, 1998. The stock option was granted at the price of $.50 per share. There were no other stock incentive transactions as of December 31, 1998.

         Mandatorily redeemable preferred stock:

         The Company is authorized to issue 5,000,000 shares of preferred stock with no par value and no voting rights. At December 31, 1998, 200,000 shares of the preferred stock have been designated Series A Convertible Preferred Stock and 150,000 shares have been designated Series B Convertible Preferred Stock. The remaining shares may be designated at a future date. At December 31, 1998, no shares are issued and outstanding.

         Series A Preferred Stock holders are not eligible to receive dividends. Series B Preferred Stock holders are entitled to annual, cumulative dividends at the rate per annum of $.12 per share. Upon liquidation, holders of the Series A and Series B Preferred Stock are entitled to receive $.50 and $1.00 per share plus accrued dividends, respectively.



                                (Report page 14)

                             NETWORK DYNAMICS, INC.
                             ----------------------
                                 AND SUBSIDIARY
                                 --------------



              Notes to Consolidated Financial Statements, Continued


(6)      Shareholders' equity, continued:

         Holders of Series A and Series B Preferred Stock may convert each of their shares of stock into an equal number of Common Stock during the conversion period (February 15, 1999 to February 15, 2003). At the end of business on February 15, 2003, all outstanding shares of Series A and Series B Preferred Stock shall be redeemed by the Company at the price of $.50 per share and $1.00 per share, respectively.

         Buy-sell agreement:

         The majority shareholders of the Company are party to a buy-sell agreement. Based on the agreement, the majority shareholders shall not be permitted to sell their shares without first offering them to the Company and the other shareholders at the price offered by the proposed purchaser. The Company shall have the first right of refusal.

         If for reason other than death a majority shareholder's shares are transferred by operation of law to any person other than the Company (involuntary transfer), the Company within sixty days, or the remaining shareholders within seventy days shall purchase the shares at book value. Upon the death of a majority shareholder, the Company shall purchase such shares at the certificate of value in accordance with generally accepted accounting principles within 90 days. If for any reason the Company is prevented from acquiring the stock or the value of the stock according to the method of valuation provided by the agreement exceeds the insurance proceeds, the remaining majority shareholder shall execute a promissory note in an amount representing the excess. The note shall be paid on or before 36 months from the date of death with interest at 8% per annum.

(7)      Income taxes:

         During 1998, the Company did not have a current income tax liability due to its net operating losses. The Company has a deferred tax asset resulting from the net operating losses and a deferred tax liability resulting from temporary differences in depreciation. A valuation allowance has been established to fully reserve the excess of the deferred tax asset over the deferred tax liability due to the uncertainty of the utilization of the operating loss carryforward.

         As of December 31, 1998, the Company has a net operating loss carryforward of approximately $2.8 million expiring through the year 2013.





                                (Report page 15)

                             NETWORK DYNAMICS, INC.
                                 AND SUBSIDIARY


              Notes to Consolidated Financial Statements, Continued


(8)      Employee benefit plan:

         The Company maintains a 401(k) retirement plan for its employees. Employees are eligible to participate after six months of service and attaining the age of 21. Under the terms of the plan, employees are entitled to contribute from 1% to 15% of their total compensation, within limitations established by the Internal Revenue Code. The Company does not make a matching contribution.

(9)      Contingencies:

         Going concern:

         The Company has suffered recurring operating losses which has caused a working capital deficiency of $2,909,810 and a net worth deficiency of $2,771,851. This working capital deficiency has prevented the Company from meeting its current obligations to make note payments, remit payroll taxes withheld from employee pay and to pay accounts with certain vendor creditors. As more fully described in note 3, the Company is in default on its loan covenants with a bank. These conditions cause the balances to become due upon demand.

         The Company is not aware of any alternate sources of capital to meet such demands, if made. Those conditions raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

         The Company's continued ability to operate is dependent on its ability to generate profitable operations, negotiate payment terms with its bank and vendors and raise additional capital. Management has hired consultants to assist in developing a plan to make the Company profitable and negotiate terms with its bank and vendors. Management is also actively trying to raise additional capital and has entered into negotiations with a potential buyer. There can be no assurances that the plan will be implemented in time for the Company to continue its operations in its present form.





                                 (End of Report)

ITEM 7 (a)(2)

                             Network Dynamics, Inc.
                           Consolidated Balance Sheets


                                                            3/31/99         12/31/98
                                                          -----------     -----------
                                                          (Unaudited)
ASSETS
    Current Assets
       Cash and Cash Equivalents                          $     5,817    $   114,970
       Restricted Cash                                         44,172         86,369
       Trade Receivables                                      357,294        205,507
       Other Current                                            2,803          2,803
                                                          -----------    -----------
    Total Current Assets                                      410,086        409,649

    Property & Equipment:
       Computer Equipment                                     337,676        337,676
       Office Furniture & Equipment                           118,713        118,713
                                                          -----------    -----------
                                                              456,389        456,389
       Less Accumulated Depreciation                         (276,451)      (252,996)
                                                          -----------    -----------
          Net Property & Equipment                            179,938        203,393
                                                          -----------    -----------

TOTAL ASSETS                                              $   590,024    $   613,042
                                                          ===========    ===========

LIABILITIES
    Current Liabilities
       Notes Payable                                      $   539,536    $   539,536
       Current Portion of Notes Payable to Shareholders        31,342         44,500
       Current Portion of Capital Lease Obligations            92,886         92,288
       Due to Related Parties                                  71,714        118,296
       Accounts Payable                                       547,840        521,752
       Deferred Revenue                                     1,406,522      1,264,001
       Accrued Wages & Commissions                            198,372        264,077
       Payroll Taxes Withheld & Accrued                       386,945        401,103
       Other Accrued Expenses                                  55,803         73,906
                                                          -----------    -----------
    Total Current Liabilities                               3,330,959      3,319,459

    Long Term Liabilities
       Notes Payable to Shareholders                           12,899         28,377
       Capital Lease Obligations                               16,844         37,057
                                                          -----------    -----------

    Total Liabilities                                       3,360,702      3,384,893

    Shareholders' Equity
       Common Stock                                           216,814        216,814
       Retained Earnings                                   (2,987,492)    (2,988,665)
                                                          -----------    -----------
    Total Shareholders' Equity                             (2,770,678)    (2,771,851)


TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                  $   590,024    $   613,042
                                                          ===========    ===========

                             Network Dynamics, Inc.
                      Consolidated Statements of Operations



                                                            Three months      Three months
                                                               ended             ended
                                                              3/31/99           3/31/98
                                                           ---------------   --------------
                                                            (Unaudited)       (Unaudited)
      Revenues                                                    $688,422         $687,764
      Cost of Goods Sold                                           176,654          278,324
                                                           ---------------   --------------
           Gross Profit                                            511,768          409,441

      Selling, General, & Administrative                           477,409          574,208

           Operating Income (Loss)                                  34,360        (164,768)

      Other Income/(Expense):
           Receivable Factoring Fees                               (3,047)         (10,535)
           Interest Expense                                       (36,562)         (40,326)
           Interest Income                                             383              889
           Other Income                                              6,039            3,673
                                                           ---------------   --------------

           Net Income (Loss)                                        $1,173        ($211,066)
                                                           ===============   ==============


                             Network Dynamics, Inc.
                      Consolidated Statements of Cash Flows



                                                          Three months       Three months
                                                             ended               ended
                                                            3/31/99             3/31/98
                                                         --------------      -------------
                                                          (unaudited)         (unaudited)
      Operating Activities:
           Net income/(loss)                                     $1,173          ($211,066)
           Depreciation                                          23,455             29,500
           Net change in operating assets                      (151,787)           (46,103)
           Net change in operating liabilites                    11,500            176,785
                                                         --------------      -------------
           Net cash used in operating activities               (115,658)           (50,885)

      Financing Activities:
           Payments of notes payable                            (15,478)           (38,729)
           Payments of capital lease obligations                (20,213)           (23,894)
                                                         --------------      -------------
           Net cash used in financing activities                (35,691)           (62,622)

      Net decrease in cash and cash equivalents                (151,350)          (113,507)
      Cash and cash equivalents, beginning of period            201,339            206,610
                                                         --------------      -------------

      Cash and cash equivalents, end of period                  $49,989            $30,481
                                                         ==============      =============

      Cash paid for interest                                   ($39,609)          ($50,860)
                                                         ==============      =============


              Notes to Condensed Consolidated Financial Statements
                                   (unaudited)

                                 March 31, 1999

Note A: Basis of Presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments ( consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the Three month period ended March 31, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999.

The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

For further information, refer to the consolidated financial statements and footnotes thereto included in this report.

ITEM 7(b)

     ARI NETWORK SERVICES, INC.
     UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION



     The following unaudited pro forma financial information relates to the Company's May 13, 1999 acquisition of substantially all of the assets and the assumption of specified liabilities of Network Dynamics, Inc. ("NDI"). The transaction will be accounted for as a purchase business combination. The pro forma amounts have been prepared based on certain purchase accounting and other pro forma adjustments (as described in the accompanying notes) to the historical financial statements of the Company and NDI.

     The unaudited pro forma condensed balance sheet at April 30, 1999 reflects the historical financial position of the Company and NDI at April 30, 1999, with pro forma adjustments as if the acquisition had occurred on April 30, 1999. The unaudited pro forma condensed statement of operations for the nine months ended April 30, 1999 reflects the historical results of both companies with pro forma adjustments as if the acquisition had occurred on August 1, 1998. The unaudited pro forma condensed statement of operations for the year ended July 31, 1998 reflects the historical results of operations of the Company for the twelve months ended July, 31, 1998 and NDI for the twelve months ended December 31, 1998, with pro forma adjustments as if the acquisition had occurred on August 1, 1997. The pro forma adjustments are described in the accompanying notes and give effect to events that are (a) directly attributable to the acquisition, (b) factually supportable, and (c) in the case of certain statement of operations adjustments, expected to have a continuing impact. Statement of operations information of NDI for the months of August, September, October, November and December of 1998 are included in both the annual and the interim pro forma consolidated statements of operations.

     The unaudited pro forma condensed financial statements should be read in connection with the Company's and NDI's historical financial statements and related footnotes.

     The unaudited pro forma financial information presented is for information purposes only and does not purport to represent what the Company's and NDI's financial position or results of operations as of the dates presented would have been had the acquisition in fact occurred on such date or at the beginning of the period indicated or to project the Company's and NDI's financial position or results of operations for any future date or period.

                            ARI Network Services, Inc.
                    Unaudited Pro Forma Financial Statements
                                 April 30, 1999
                                 (in thousands)



                                                       ARI Network     Network
                                                        Services      Dynamics      Pro Forma
                                                         4/30/99       4/30/99     Adjustments      Pro Forma
                                                   -------------------------------------------    --------------

ASSETS
     Current Assets
         Cash and Cash Equivalents                           $32           $39            $0                $71
         Trade Receivables                                 3,078           484             0              3,562
         Other Current                                       282             4             0                286
                                                   -----------------------------------------      -------------
     Total Current                                         3,392           527             0              3,919

     Property, Plant & Equipment, Net                        453           162             0                615

     Other Assets, Net                                     2,935             0         5,340 (a)          8,275

     Network System:
         Network Platform                                 11,467             0             0             11,467
         Industry Specific Applications                   21,779             0             0             21,779
                                                   -----------------------------------------      -------------
                                                          33,246             0             0             33,246
         Less Accumulated Amortization                    24,064             0             0             24,064
                                                   -----------------------------------------      -------------
              Network System, Net                          9,182             0             0              9,182
                                                   -----------------------------------------      -------------

TOTAL ASSETS                                             $15,962          $689        $5,340            $21,991
                                                   =========================================      =============

LIABILITIES
     Current Liabilities
         Accounts Payable                                 $1,041          $554            $0             $1,595
         Accrued Expenses                                  1,033           608           250 (b)          1,891
         Deferred Revenue                                  3,008         1,525             0              4,533
         Current Portion of Debt                              28           686             0                714
                                                   -----------------------------------------      -------------
     Total Current                                         5,110         3,373           250              8,733

     Long Term Debt                                        2,975             0             0              2,975
     Shareholders' Equity
         Preferred Stock                                       0             0             0                  0
         Common Stock                                          5           302          (302)(a)              5
         Additional Paid-In-Capital                       86,829             0         2,406 (a)         89,235
         Retained Earnings                               (78,957)       (2,986)        2,986 (a)        (78,957)
                                                   -----------------------------------------      -------------
     Total Shareholders' Equity                            7,877        (2,684)        5,090             10,283

TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                 $15,962          $689        $5,340            $21,991
                                                   =========================================      =============

                           ARI Network Services, Inc.
                   Unaudited Pro Forma Statement of Operations
                            Nine Months Ended 4/30/99
                                 (in thousands)




                                                 ARI Network       Network       Pro Forma
                                                  Services        Dynamics      Adjustments      Pro Forma
                                              ---------------------------------------------   -------------
Revenues                                             $8,598         $2,064         ($206)(C)        $10,456
Cost of Goods Sold                                    2,300            699          (126)(d)          2,873
                                              ------------------------------------------      -------------
Gross Profit                                          6,298          1,365           (81)             7,582
Operating Expenses
     Selling, General, & Administrative               5,204          1,513          (272)(e)          6,445
     Depreciation & Amortization                      2,586             80           801 (f)          3,467
     Network Operations                                 566              0             0                566
     Network Construction & Expansion                 2,040              0             0              2,040
                                              ------------------------------------------      -------------
     Sub-Total Operating Expenses                    10,396          1,593           529             12,518
     less Capitalized Portion                        (1,426)             0             0             (1,426)
                                              ------------------------------------------      -------------
Total Operating Expenses                              8,970          1,593           529             11,092

Operating Loss                                       (2,672)          (228)         (609)            (3,510)

Other Income/(Expense)                                 (215)          (121)            0               (336)
                                              ------------------------------------------      -------------

Net Loss                                            ($2,887)         ($349)        ($609)           ($3,846)
                                              ==========================================      =============

Average Common Shares Outstanding                     4,950                          550 (g)          5,500

Net Loss per Share                                   ($0.58)                                         ($0.70)
                                              ==========================================      =============

                           ARI Network Services, Inc.
                   Unaudited Pro Forma Statement of Operations
                           Twelve Months Ended 7/31/98
                                 (in thousands)



                                                  ARI Network      Network       Pro Forma
                                                   Services        Dynamics     Adjustments       Pro Forma
                                              ----------------------------------------------  --------------
Revenues                                             $7,964         $2,751         ($275)(c)        $10,440
Cost of Goods Sold                                    1,946          1,113          (200)(d)          2,859
                                              ------------------------------------------      -------------
Gross Profit                                          6,018          1,638           (75)             7,581
Operating Expenses
     Selling, General, & Administrative               4,586          2,179          (392)(e)          6,373
     Depreciation & Amortization                      2,142            118         1,068 (f)          3,328
     Network Operations                                 708              0             0                708
     Network Construction & Expansion                 2,198              0             0              2,198
                                              ------------------------------------------      -------------
     Sub-Total Operating Expenses                     9,634          2,297           676             12,607
     less Capitalized Portion                        (1,546)             0             0             (1,546)
                                              ------------------------------------------      -------------
Total Operating Expenses                              8,088          2,297           676             11,061

Operating Loss                                       (2,070)          (659)         (752)            (3,481)

Other Income/(Expense)                                  (70)          (185)            0               (255)
                                              ------------------------------------------      -------------

Net Loss                                            ($2,140)         ($844)        ($752)           ($3,736)
                                              ==========================================      =============

Average Common Shares Outstanding                     4,119                          550 (g)          4,669

Net Loss per Share                                   ($0.52)                                         ($0.80)
                                              ==========================================      =============


                            ARI Network Services Inc.
                          Notes to Unaudited Pro Forma
                         Condensed Financial Statements


a.) To record the May 13, 1999 acquisition of Network Dynamics, Inc.(NDI). Purchase accounting adjustments include:
         1) issuance of 550,018 shares of ARI common stock at $4.375 per share as part of the acquisition price;
         2) the elimination of NDI's equity prior to the acquisition including common stock of $302,000 and retained earnings of ($2,986,000); and
         3)   the recognition of $5,340,000 of  intangible assets.

b.)  To record estimated closing costs of $250,000.

c.)  To eliminate estimated overlap in revenues.

d.) To eliminate cost of goods sold for reductions in force implemented at closing.

e.) To eliminate selling, general & administrative expense to reflect reductions in force implemented at closing.

f.) To record the increase in amortization of intangible assets of $5,340,000 amortized over 5 years.

g.) The weighted average number of shares of Common Stock outstanding are adjusted for the issuance of 550,018 shares of ARI Common Stock for the acquisition of Network Dynamics, Inc.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: July 27, 1999                   ARI NETWORK SERVICES, INC.



                                          By:
                                             ---------------------------------
                                             Brian E. Dearing, President,
                                             CEO and Acting CFO